As filed with the Securities and Exchange Commission on May 28, 2010

Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ResMed Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	98-0152841
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

9001 Spectrum Center Blvd.

San Diego, CA 92123

United States of America

(Address of Principal Executive Offices including Zip Code)

RESMED INC. DEFERRED COMPENSATION PLAN

(Full Title of the Plan)

DAVID PENDARVIS

Senior Vice President, Organizational

Development, Global General Counsel

and Secretary

ResMed Inc.

9001 Spectrum Center Blvd.

San Diego, CA 92123

United States of America

(858) 836-5000

Copy to: Regina M. Schlatter, Esq. Latham & Watkins LLP 650 Town Center Drive, Twentieth Floor Costa Mesa, California 92626 (714) 540-1235

(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Deferred Compensation Obligations	$9,000,000	100%	$9,000,000	$641.70

(1)	This Registration Statement is filed to register up to $9,000,000 in Deferred Compensation Obligations of the Registrant issuable pursuant to its Deferred Compensation Plan, which represents unsecured obligations of the Registrant to pay, in the future, deferred compensation in accordance with the terms of the ResMed Inc. Deferred Compensation Plan.
(2)	Estimated solely for the purposes of calculating the registration fee under Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”).

Proposed issuances to take place as soon after the effective date of the Registration Statement as practicable.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

We are not filing with or including in this Form S-8 the information called for in Part I of Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this registration statement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents we have filed, or may file, with the Commission:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009; and

(b) The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2009, December 31, 2009 and March 31, 2010; and

(c) The Company’s Current Reports on Form 8-K filed on October 1, 2009, November 23, 2009 and December 23, 2009.

In addition, this registration statement will incorporate by reference all documents we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and before the filing of a post-effective amendment stating that all securities offered have been sold or deregistering all securities then remaining unsold. All those documents will be considered a part of this registration statement from the respective dates we file them. A Current Report on Form 8-K furnished to the Commission will not be incorporated by reference into this registration statement. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to be a part of this registration statement.

Item 4.	Description of Securities.

The following description of our Deferred Compensation Obligations under the ResMed Inc. Deferred Compensation Plan (“the Plan) is qualified by reference to the Plan. Capitalized terms used in this Item 4 and not otherwise defined in this registration statement shall have the respective meanings attributed to such terms in the Plan.

The $9,000,000 of Deferred Compensation Obligations being registered under this Registration Statement are to be offered to a select group of our management and highly compensated employees and certain of our subsidiaries who have been selected by the Administrative Committee which is appointed by our Board of Directors (the “Board”) to participate in the Plan and who have completed and submitted to us a written agreement electing to participate in the Plan (a “Compensation Deferral Agreement”). The Deferred Compensation Obligations are our general unsecured and unfunded obligations to pay deferred compensation in the future in accordance with the terms of the Plan.

The amount of compensation deferred by each participant in the Plan is determined in accordance with the Plan based upon elections by each participant. To participate in the Plan, a participant must elect to defer from either base salary, bonuses or commissions or a combination of base salary, bonuses and commissions, or such other compensation approved by the Committee, and may elect to defer up to a maximum of 75% (or such other percentage specified by the Committee) of such participant’s base salary, bonuses and commissions earned by completing and submitting a Compensation Deferral Agreement to us.

Deferred Compensation Obligations will consist of an amount equal to each participant’s account under the Plan, which includes (i) the participant’s compensation deferral amounts, plus (ii) any Discretionary Contributions (employer contributions or allocations to a participant’s Plan account), plus or less (iii) amounts credited to or debited from the participant’s account based on the investment gains or losses on the measurement fund alternatives selected by the participant (and in which the participant’s account is deemed invested) in accordance with and subject to the rules and procedures established from time to time by the Committee made under the Plan; less (iv) all distributions or withdrawals made to the participant or his or her beneficiary pursuant to the Plan from the participant’s account under the Plan.

A participant may elect in his or her Compensation Deferral Agreement to receive distributions from his or her account under the Plan in lump sum or installment payments. The times and forms of the payment of a distribution provided to a participant differ depending on the circumstances under which that participant terminates employment with the Company, for instance by death or disability or within two years following a Change in Control. The participant also may be eligible to receive scheduled distributions or make unscheduled withdrawals from his or her account while still employed with us and our subsidiaries in accordance with the terms and conditions of the Plan.

An irrevocable trust established contemporaneously with the establishment of the Plan is to pay the Deferred Compensation Obligations. We may make contributions to the trust and, under certain circumstances, will be required to make contributions to the trust.

The Plan is administered by the Committee, which has the power to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan, to construe and resolve all questions arising under the Plan, and otherwise to carry out the terms of the Plan. The Company, by action of its Board of Directors, may terminate the Plan at any time and, by action of the Board (or the Compensation Committee of the Board) may amend the Plan from time to time; provided, however, that no such amendment shall be effective to the extent it reduces the value of a participant’s account under the Plan in existence as of such amendment.

Item 5.	Interest of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 also provides that a corporation similarly may indemnify any person serving in that capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of the action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification will be made in respect of any claim, issue or matter as to which the person will have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or another court in which the action or suit was brought determines on application that, despite the adjudication of liability but in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the Delaware Court of Chancery or the other court deems proper. Our certificate of incorporation and bylaws provide that indemnification shall be to the fullest extent permitted by the DGCL for all our current or former directors or officers. As permitted by the DGCL, our certificate of incorporation provides that we will indemnify our directors against liability to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See Index to Exhibits included herein.

Item 9.	Undertakings

(a) We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the matters stated above, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed the value we registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission in accordance with Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant in accordance with Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment will be deemed to be a new registration statement relating to the offered securities, and the offering of the securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report under Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report under Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the offered securities, and the offering of securities at that time will be deemed to be the initial bona fide offering thereof.

(c) To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant in accordance with the provisions mentioned above, or otherwise, we have been advised that in the opinion of the Commission indemnification under those circumstances is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against those liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, ResMed Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused and authorized the officers whose signatures appear below to sign this Registration Statement on its behalf, in the City of Lyon, France on May 28, 2010.

RESMED INC.

By:	/S/ KIERAN GALLAHUE
Kieran Gallahue, Chief Executive Officer and President

By:	/S/ BRETT SANDERCOCK
Brett Sandercock, Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints Kieran Gallahue and Brett Sandercock as attorneys-in-fact and agents, each acting alone, with full powers of substitution to sign on his behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this registration statement and other documents in connection with the registration statement, with the Securities and Exchange Commission, granting to those attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done.

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of May 28, 2010.

Name	Title

/S/ KIERAN GALLAHUE Kieran Gallahue	Director, Chief Executive Officer and President (Principal Executive Officer)

/S/ BRETT SANDERCOCK Brett Sandercock	Chief Financial Officer (Principal Financial and Accounting Officer)

/S/ PETER C. FARRELL Peter C. Farrell	Executive Chairman of the Board

/S/ GARY W. PACE Gary W. Pace	Director

/S/ MICHAEL A. QUINN Michael A. Quinn	Director

/S/ CHRISTOPHER G. ROBERTS Christopher G. Roberts	Director

/S/ RICHARD SULPIZIO Richard Sulpizio	Director

/S/ RONALD TAYLOR Ronald Taylor	Director

/S/ JOHN WAREHAM John Wareham	Director

INDEX TO EXHIBITS

EXHIBIT

5.1*	Opinion of David Pendarvis, Esq.

10.1	ResMed Inc. Deferred Compensation Plan (Incorporated by reference in the Company’s Report on Form 8-K dated May 28, 2010)

23.1*	Consent of David Pendarvis, Esq. (included in Exhibit 5.1)

23.2*	Consent of KPMG LLP, Independent Registered Public Accounting Firm

24*	Power of Attorney (included in the signature page to this Registration Statement)

*	Filed herewith.